Exhibit 99.15

Traffic Through The First 13 Days of May Surges Past Total Traffic On www.pazoo.com For The Whole Month Of April - Ad Revenue Quickly Increasing

CEDAR KNOLLS, N.J., May 15, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to report that total visits through the first 13 days of May has exceeded 120,000 unique visitors compared to 113,647 unique visitors for the entire month of April.  Based on current daily reports, traffic to pazoo.com should far exceed earlier estimates of 225,000 unique visitors, and actually should approach 300,000 unique visitors, for the month of May.

Even more promising is a loyal, interested and engaged customer base that is quickly developing as the number of returning visitors in the month of April was just under 4%.  However, in the month of May the number of returning visitors has jumped to over 35% and in just the last few days about 50% of all visitors are returning visitors. Just as important is that the amount of pages that were visited on the website was just barely over 3 pages per visitor in April.  However, in May page visits have surpassed 4.5 pages per visitor.

All of the internal statistics of the website are dramatically improving which only leads to an increasingly favorable environment to continually improve and increase advertising on the website. Advertising revenue only started two weeks ago but is quickly increasing on www.pazoo.com. While advertising revenue is so far just a few thousand dollars, it is expected that advertising revenue in June is expected to more than triple such revenue Pazoo expects to record in the month of May and again dramatically increase into, and through, the third and fourth quarters of 2013.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released May 15, 2013